UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – March 29, 2012

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky		41011
(Address of Principal Executive Offices)		(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

3.75% Convertible Senior Subordinated Notes due 2042

On March 29, 2012, Omnicare, Inc. (“Omnicare” or the “Company”) announced that the Company entered into separate, privately negotiated exchange agreements under which it will retire $256.946 million in aggregate principal amount of the Company’s outstanding 3.75% Convertible Senior Subordinated Notes due 2025 (“Existing Notes”) in exchange for its issuance of $390 million in aggregate principal amount of new 3.75% Convertible Senior Subordinated Notes due 2042 (“New Notes”).

The New Notes will be issued pursuant to the base indenture, dated June 13, 2003, between the Company and U.S. Bank National Association (as successor to SunTrust Bank), as Trustee (the “Trustee”), as supplemented by an eighth supplemental indenture, to be dated as of April 3, 2012 (the “Eighth Supplemental Indenture”) among the Company, the subsidiary guarantors party thereto and the Trustee. The New Notes will be guaranteed on an unsecured senior subordinated basis by substantially all of the Company’s existing and future direct and indirect domestic subsidiaries, subject to certain exceptions. The New Notes rank equally with all of the Company’s and the subsidiary guarantors’ existing and future senior subordinated debt, including the Existing Notes that remain outstanding, and are subordinated to all of the Company’s and the subsidiary guarantors’ senior debt.

The Company offered the New Notes to certain holders of the Existing Notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Shares of the Company’s common stock, into which the New Notes are convertible have been reserved for issuance by the Company and will be listed, subject to official notice of issuance, on the New York Stock Exchange.

The New Notes will bear regular cash interest at a rate of 3.75% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2012.

Beginning with the Contingent Interest Period starting April 1, 2020, Contingent Interest is payable if the trading price of the New Notes for the specified periods is greater than or equal to an Upside Trigger of $1,200 per $1,000 principal amount of the New Notes. In addition, beginning with the Contingent Interest Period starting April 1, 2019, Contingent Interest is payable if the trading price of the New Notes for the specified periods is less than or equal to the Downside Trigger, which is initially $500 per $1,000 principal amount of the New Notes and will increase as described in the Eighth Supplemental Indenture. The amount of Contingent Interest payable per $1,000 principal amount of New Notes in respect of any Contingent Interest Period is equal to (i) in the case of Contingent Interest payable as a result of the Upside Trigger, 0.25% of the average trading price of the New Notes during the specified measurement period and (ii) in the case of Contingent Interest payable as a result of the Downside Trigger, 0.50% of the principal amount of such New Notes.

The New Notes will mature on April 1, 2042, unless earlier redeemed, repurchased or converted. On or before April 1, 2016, the Company may redeem all or any part of the New Notes if the Daily VWAP of its common stock is at least 150% of the Conversion Price for at least 20 trading days during any 30 consecutive trading day period, at a redemption price equal to par plus the Coupon Make-Whole Payment and accrued but unpaid interest. The “Coupon Make-Whole Payment” means, with respect to the New Notes to be redeemed, an amount equal to the aggregate amount of interest payments that would have been payable on the New Notes to be redeemed from the last day through which interest was paid on the New Notes to be redeemed to, but excluding, April 1, 2016; provided that each interest payment that would be owed during such period shall be discounted to the present value of such interest payment using a discount rate equal to the interest rate of U.S. Treasury bonds with equivalent (or nearly equivalent) remaining terms from the applicable redemption date to, but excluding, April 1, 2016. After April 1, 2016, the Company may at its option redeem all or any part of the New Notes at a redemption price equal to par plus accrued but unpaid interest.

Upon certain circumstances, the New Notes will be convertible into cash and, if applicable, shares of the Company’s common stock at an initial conversion rate of 24.09639 shares per $1,000 principal amount of New Notes (subject to adjustment in certain events). This is equivalent to an initial conversion price of approximately $41.50 per share, representing a 22.3 percent premium over the $33.94 closing price of the Company’s common stock on the New York Stock Exchange on March 28, 2012.

Holders may convert the New Notes into shares of the Company’s common stock under any of the following circumstances (each as described in the Eighth Supplemental Indenture):

•

Prior to April 1, 2040, during any calendar quarter beginning after March 31, 2011 (and only during such calendar quarter) if the Closing Sale Price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading days ending on, and including, the last trading day of the previous calendar quarter is more than 130% of the Conversion Price;

•	At any time (without regard to stock price) on or after April 1, 2040.

•	If the New Notes have been called for redemption;

•	If specified distributions to holders of the Company’s common stock are made, or specified corporate events occur; or

•

During the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of New Notes on each trading day of that period is less than 98% of the product of the closing sale price of the Company’s common stock for that day and the conversion rate of the New Notes.

In the event that certain types of fundamental changes occur, the Company will increase the conversion rate as provided in the Eighth Supplemental Indenture. In addition, holders may require the Company to repurchase all or a portion of their Notes upon a fundamental change at a cash repurchase price equal to par plus accrued and unpaid interest.

The foregoing description of the New Notes, the Eighth Supplemental Indenture, and the exchange of the Existing Notes for the New Notes does not purport to be complete and is qualified in its entirety by reference to the Eighth Supplemental Indenture (which includes the form of the New Note) and the Form of Exchange Agreement, copies of which are included as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K. A copy of the press release announcing the exchange transactions is attached as Exhibit 99.1 and is incorporated herein by reference.

Capped Call Transactions

In connection with the issuance of the New Notes, on March 29, 2012, Omnicare also entered into capped call transactions with a counterparty (the “Capped Calls”). Each of the Capped Calls has a strike price of $41.50 per share, subject to certain adjustments, which matches the initial conversion price of the New Notes. The Capped Calls have an average cap price of approximately $61.25 per share during the make-whole redemption period of the New Notes. The Capped Calls cover, subject to anti-dilution adjustments, approximately 9.4 million shares of common stock. The Capped Calls are intended to reduce potential dilution upon conversion of the New Notes. The amount of dilution depends on how many shares, if any, are issued upon conversion of the New Notes and the trading price of the common stock at the expiration of the Capped Calls. If the trading price per share of common stock at the expiration of the Capped Calls exceeds the strike price, Omnicare will be entitled to receive, at Omnicare’s election, shares of common stock or, subject to satisfaction of certain conditions, cash from the counterparty to the Capped Calls. The Capped Calls are subject to adjustment or termination upon the occurrence of specified events, including certain merger events or tender offers or a nationalization, insolvency or delisting involving Omnicare. In addition, the Capped Calls are subject to additional disruption events that may give rise to a termination of the Capped Calls, including certain changes in law, insolvency filings and hedging disruptions.

The counterparty in these hedge transactions or their affiliates may immediately enter into various transactions with respect to the common stock or related derivative securities that could have the effect of increasing or preventing a decline in the market price per share of common stock. Additionally, such parties may subsequently modify or eliminate their hedge positions through sales of common stock or by unwinding derivatives transactions (such as during New Notes conversion settlement averaging periods) that can have the effect of reducing the market price per share of common stock.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.1	Subordinated Debt Securities Indenture, dated as of June 13, 2003 between Omnicare, Inc. and U.S. Bank National Association (as successor to SunTrust Bank), as trustee (incorporated herein by reference from Exhibit 4.2 to our Current Report on Form 8-K filed June 16, 2003).

4.2	Form of Eighth Supplemental Indenture to be entered into between Omnicare, Inc., the guarantors party thereto and U.S. Bank National Association (as successor to SunTrust Bank), as Trustee.

4.3	Form of 3.75% Convertible Senior Subordinated Note due 2042 (included in Exhibit 4.2).

10.1	Form of Exchange Agreement.

99.1	Press release of Omnicare, Inc. dated March 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ John L. Workman
Name:	John L. Workman
Title:	President and Chief Financial Officer

Dated: March 29, 2012

EXHIBIT INDEX

4.1	Subordinated Debt Securities Indenture, dated as of June 13, 2003 between Omnicare, Inc. and U.S. Bank National Association (as successor to SunTrust Bank), as trustee (incorporated herein by reference from Exhibit 4.2 to our Current Report on Form 8-K filed June 16, 2003).

4.2	Form of Eighth Supplemental Indenture to be entered into between Omnicare, Inc., the guarantors party thereto and U.S. Bank National Association (as successor to SunTrust Bank), as Trustee.

4.3	Form of 3.75% Convertible Senior Subordinated Note due 2042 (included in Exhibit 4.2).

10.1	Form of Exchange Agreement.

99.1	Press release of Omnicare, Inc. dated March 29, 2012.